As filed with the Securities and Exchange Commission on June 25, 1999 Reg. No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               VIDEO CITY, INC.
            (Exact name of registrant as specified in its charter)

                                   Delaware
        (State or other jurisdiction of incorporation or organization)

                                  95-3897052
                     (I.R.S. Employer Identification No.)

                               Video City, Inc.
                         370 Amapola Avenue, Suite 208
                          Torrance, California 90501
                                (310) 533-3900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              Young J. Kim, Esq.,
                   Senior Vice President and General Counsel
                               Video City, Inc.
                         370 Amapola Avenue, Suite 208
                          Torrance, California 90501
                                (310) 533-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                             William J. Feis, Esq.
                     Troy & Gould Professional Corporation
                      1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                (310) 553-4441
         Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[]


                        CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                         Proposed Maximum       Proposed Maximum
  Title of Each Class of              Amount to be        Offering Price           Aggregate              Amount of
Securities to be Registered            Registered            Per Share           Offering Price        Registration Fee
---------------------------           ------------       ----------------       -----------------      ----------------
Common Stock, $.01 par value...    7,215,434 shares (1)       $2.50 (2)             $18,038,585 (2)         $5,015
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...      500,000 shares (3)       $3.00 (4)              $1,500,000 (4)           $417
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...      131,483 shares (5)     $3.0422 (6)                $400,000 (6)           $111
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...    1,016,625 shares (7)       $2.50 (2)              $2,541,563 (2)           $707
-----------------------------------------------------------------------------------------------------------------------
Total Registration Fee...................................................................................   $6,250
=======================================================================================================================

(1) Includes up to 2,303,767 shares of Common Stock issuable upon exercise of the warrants described herein and up to 4,911,667 shares of Common Stock issuable upon conversion of the convertible preferred stock described herein. In accordance with Rule 416, there also is being registered hereunder such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of the warrants or conversion of the convertible preferred stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee. Based, pursuant to Rule 457, on the average of the high and low sale prices of Registrant's Common Stock as reported on the OTC Bulletin Board on June 24, 1999.
(3) Represents shares issuable upon exercise of warrants held by Mortco, Inc., as described herein.
(4) Based, pursuant to Rule 457, on the exercise price of the warrants referred to in note (3) above.
(5) Represents shares issuable upon exercise of warrants held by Mortco, Inc., as described herein.
(6) Based, pursuant to Rule 457, on the exercise price of the warrants referred to in note (5) above.
(7) Represents shares of Common Stock which the Registrant may elect to issue in payment of dividend accruals on the convertible preferred stock referred to in note (1) above.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                               8,863,542 Shares

                               VIDEO CITY, INC.

                                 Common Stock

     Video City, Inc. owns and operates video specialty stores that rent and sell a variety of videocassettes, video discs, game cartridges, accessories and concessions. We currently have 137 retail stores.

     The securityholders named herein or their assigns are offering for resale from time to time up to 8,863,542 shares of our common stock which they have the right to acquire. See "Selling Securityholders." All of the shares are being offered by the selling securityholders. Of the shares offered, 2,935,250 are issuable upon the exercise of outstanding warrants to purchase common stock and 4,911,667 are issuable upon conversion of our outstanding convertible preferred stock held by certain of the selling securityholders. The number of shares offered by these selling securityholders is subject to increase in certain events by reason of so-called antidilution provisions of the warrants and convertible preferred stock held by them. Also, we have the right to make future dividend payments on the convertible preferred stock by issuing to these selling securityholders additional shares of common stock, and the shares being offered by these selling securityholders include an estimated 1,016,625 shares which we may issue to them in the future in payment of dividends. We may choose, however, to make dividend payments in cash or by a combination of cash and shares of common stock, and the actual number of shares of common stock, if any, which may be issued to these selling securityholders in payment of future dividends will depend on various factors, including conversions or prepayments of the convertible preferred stock and the market price of the common stock at the time dividends are paid. For these reasons, the actual number of shares offered by these selling securityholders will vary, perhaps materially, from the amounts shown in this prospectus.

     We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised, but we will not otherwise receive any proceeds in connection with the sale of the shares by the selling securityholders. See "Use of Proceeds."

     The common stock is traded in the over-the-counter market under the symbol "VDCT." On June 17, 1999, the last sale price for the common stock as reported on the OTC Bulletin Board was $2.438.

     The selling securityholders may offer the shares of common stock from time-to-time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. Brokers, dealers or other agents engaged by the selling securityholders may arrange for other brokers, dealers or agents to participate in sales of the shares and may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated. These brokers, dealers or agents may be deemed to be "underwriters" within the meaning of the federal securities laws, and any commissions, discounts or concessions they receive may be deemed to be underwriting discounts or commissions. See "Plan of Distribution."

     We will bear the costs and expenses of registering the shares offered by the selling securityholders. The selling securityholders will bear any commissions and discounts attributable to sales of the shares.

     An investment in the common stock involves a high degree of risk. Before purchasing any shares, you should consider carefully the risks described under "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

                              ___________________

               The date of this prospectus is ____________, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
      The Company........................................................     2
      Available Information..............................................     3
      Incorporation of Certain
        Documents by Reference...........................................     3
      Forward Looking Statements.........................................     4
      Risk Factors.......................................................     4
      Use of Proceeds....................................................     9
      Selling Securityholders............................................     9
      Plan of Distribution...............................................    11
      Description of Our Common Stock....................................    12
      Indemnification....................................................    12
      Legal Matters......................................................    13
      Experts............................................................    13

                                  THE COMPANY

General

     We own and operate retail video specialty stores. Measured in growth rates, we were the fastest growing publicly-held retail video specialty store company in the United States in 1998. As part of our strategic plan of acquisition, during our fiscal year ended January 31, 1999, we grew from 18 stores in California to a total of 128 video stores located in nine states. As of June 15, 1999, we owned and operated 137 video specialty stores in twelve states. We have recently entered into an agreement to sell 50 of our video stores located in the states of Washington and Oregon, as described below under "Recent Developments". Our principal executive offices are located at 370 Amapola Avenue, Suite 208, Torrance, California 90501 and our telephone number is (310) 533-3900.

Developments During Our Last Fiscal Year

  During our fiscal year ended January 31, 1999, we acquired nine companies that owned and operated 114 retail video stores. The consideration for the acquisitions consisted of a combination of cash, our capital stock, promissory notes and our assumption of certain indebtedness and liabilities of the companies being acquired, some of which we paid off at the closings. The following summarizes the acquisitions we completed during our last fiscal year:


Acquired Companies                     Number of Stores          States
------------------                     ----------------          ------
Cianci's Videoland, Inc.                       76                California, Idaho, Iowa,
                                                                 Oregon, South Dakota and
                                                                 Washington

Adventures in Video, Inc.                      13                Minnesota

Video Tyme Inc.                                 6                Nevada

Leptis Magna, Inc.                              5                Colorado

Sulpizio One, Inc.                              4                California

Old Republic Entertainment, Inc.                4                California

KDDJ Investments, Inc.                          3                California

Far West Entertainment, Inc.                    2                California and Idaho

Game City, Inc.                                 1                California

     We recently entered into an agreement to sell 50 of our video stores located in the states of Washington and Oregon, as described below under "Recent Developments".

Recent Developments

     Acquisition of Video Galaxy. On March 31, 1999, we acquired Video Galaxy, Inc. Video Galaxy owns and operates 15 retail video stores in Connecticut and Massachusetts and had aggregate revenues of approximately $5,800,000 during the fiscal year ended September 30, 1998. The purchase price consisted of (i) 344,000 shares of our common stock (subject to post-closing adjustments, if any) and (ii) our assumption of $4,833,000 of Video Galaxy's indebtedness (of which we paid off approximately $1,757,000 at closing and converted $2,000,000 into 2,000 shares of our series D convertible redeemable preferred stock and warrants to purchase 500,000 shares of our common stock at an exercise price of $3.00 per share). We obtained cash for the payoff of indebtedness at closing by borrowing $1.7 million from one of our existing creditors.

     Sale of Certain Assets. On April 22, 1999, we entered into an agreement to sell to Blockbuster Inc. substantially all of the assets of 50 of our retail video stores located in the states of Washington and Oregon for approximately $16 million in cash. The consummation of this sale is subject to certain conditions, including the receipt of certain third-party consents, and there can be no assurance that the sale will in fact be consummated. We expect to use the proceeds from this sale to pay off certain of our indebtedness and to finance possible future acquisitions.

     Issuance to Distributor. On June 11, 1999, we issued to one of our current distributors 2,000 shares of our series E convertible preferred stock, $1,000 stated value per share, and warrants to purchase 50,000 shares of our common stock at an exercise price of $2.00 per share. The distributor cancelled outstanding trade payables in the amount of $2,000,000 that we previously owed in consideration for our stock and warrants.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). We file reports and other information with the Securities and Exchange Commission in accordance with the Exchange Act. You can inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. You can obtain copies of such material from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also obtain such materials electronically at the SEC's site on the World Wide Web at http:/www.sec.gov.

     Additional information regarding us and the shares of common stock offered by the selling securityholders is contained in the registration statement of which this prospectus forms a part, and the exhibits thereto, filed with the SEC under the Securities Act of 1933. For further information pertaining to us and the offered shares, reference is made to the registration statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the SEC at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 or obtained electronically at the SEC's World Wide Web site referred to above. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the registration statement. Each such statement is qualified by reference to the copies of the applicable documents filed with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which we have filed with the SEC, are incorporated by reference into this prospectus: (1) our annual report on Form 10-K for the year ended January 31, 1999, and Amendment No. 1 thereto filed with the SEC on June 1, 1999; (2) our Current Report on Form 8-K filed with the SEC on April 15, 1999, and an Amendment thereto filed with the SEC on June 14, 1999; and (3) our quarterly report on Form 10-Q for the quarter ended April 30, 1999.

     All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     Upon request, we will provide without charge, to each person to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Video City, Inc., 370 Amapola Avenue, Suite 208, Torrance, California 90501, Attention: Young J. Kim, Esq., telephone number (310) 533-3900.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains so-called forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "management believes" and similar language. All forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Before deciding to invest, you should read and carefully consider the following risk factors.

Our Growth Prospects are Subject to Risks

     Our long-term strategy is to grow primarily by acquiring existing stores and secondarily through new store openings. This strategy requires large amounts of capital and other resources. In the past, we have funded our acquisitions by borrowing from banks, using cash from operations, and issuing promissory notes, preferred stock or common stock to sellers. We currently intend to finance future acquisitions by borrowing money, by assuming liabilities of the sellers, and by debt or equity financing. We cannot assure you that these and other sources of capital will be available in the future in order for us to pursue our growth strategy.

     Our growth is dependent on a number of factors, including: our ability to hire, train and assimilate management and store-level employees; the adequacy of our financial resources; our ability to compete successfully in new markets; to locate suitable store sites; to negotiate acceptable lease terms; to adapt our purchasing, management information and other systems to accommodate expanded operations; and to assimilate new operations into our existing operations.

Our Ability to Grow Through Acquisitions is Subject to Risks

     Our ability to grow through acquisitions and to operate the acquired stores at favorable levels of sales and profitability depends on many factors, including our ability to identify new markets in which we can compete successfully, the availability of suitable acquisition candidates at prices we consider reasonable, our ability to integrate the acquired stores into our existing operations, and our ability to manage the expansion into new markets. We have competitors that are larger and better-capitalized, and they may try to acquire some of the same video stores that we seek to acquire. Such competition for acquisitions would probably drive up the acquisition prices and result in fewer acquisition opportunities, and this could have a material adverse effect on our growth. Also, we cannot assure you that we will be able to fully integrate the acquired stores' systems into our existing systems and procedures, or that once integrated, the acquired stores will achieve levels of revenues or profitability comparable to those of our existing operations, or otherwise perform as we expect.

Our Ability to Grow Through New Store Openings is Subject to Risks

     Growth through new store openings will depend on our ability to identify suitable store sites, compete effectively for those sites, negotiate satisfactory leases, implement cost-effective development plans for new stores, and hire and train store managers and other personnel. We cannot guarantee that any future new stores will achieve levels of revenues or profitability comparable to those of our existing stores. To date our growth has relied primarily on acquisitions of existing stores rather than new store openings and we expect this to be the case for the foreseeable future.

Our Ability to Manage Growth is Subject to Risks

     We have been expanding rapidly. Prior to March 1998 we had 18 stores. We acquired 29 stores in March 1998; 9 stores in September 1998; 76 stores in December 1998 and 16 stores in March 1999. We recently entered into an agreement to sell 50 stores to Blockbuster Inc., which if consummated would bring our total to 87 stores.

     We may make additional acquisitions in the future. Such growth and expansion has placed and will continue to place a significant strain on our management, services and support operations, administrative personnel and other resources. Our ability to manage such growth effectively will require us to continue to improve our operational, management and financial systems and controls and to hire, train, motivate and manage our employees. We may not be able to retain or hire the necessary personnel or acquire other resources necessary to service such growth adequately. Any difficulties in effectively managing growth and expansion could have a material adverse effect on our business and results of operations.

We Face Significant Competition and the Risk of Technological Obsolescence

     The video retail industry is highly competitive. We compete with local, regional and national chains, including Blockbuster and Hollywood Entertainment Corporation, and with supermarkets, mass merchants, Internet and mail order companies and other retailers. According to published reports, as of March 31, 1999, Blockbuster had more than 3,600 stores in the United States and as of December 31, 1998, Hollywood Entertainment had approximately 1,260 stores in the United States, making these chains many times larger than Video City. They and some of our other competitors have significantly greater financial and marketing resources and name recognition.

     We believe the principal competitive factors in the video retail industry are store location and visibility, title selection, the number of copies of popular titles available, customer service, and pricing. As a result of direct competition with Blockbuster and others, the availability of sufficient copies of popular releases and the rental pricing of videocassettes are significant competitive factors in our business.

     Some of Our Competitors Have Greater Revenue Sharing Arrangements With Studios. In 1998 a number of studios and certain of our competitors, including Blockbuster and Hollywood Entertainment, adopted revenue sharing as an alternative to the historical rental pricing structure. Studios began offering these competitors more videocassettes for an individual title at substantially lower initial cost in exchange for a share of the rental revenue that those copies generate over their initial release window. This has led to higher rental revenues for these competitors as well as for the studios. In addition, revenue sharing provides the studios an incentive to market these titles which improves revenue generated by increased transactions for both the video industry and the studios. It may adversely impact our business if we are unable to enter into similar revenue sharing agreements with studios.

     We Also Compete With Cable Television, Satellite and Pay-Per-View Services. Video retailers also compete with cable television, satellite and pay-per-view, in which subscribers pay a fee to see a movie selected by the subscriber. Currently, pay-per-view services offer a limited number of channels and movies and are available only to households with a direct broadcast satellite or a cable converter to unscramble incoming signals. However, the development of near-video-on-demand and video-on-demand may have an material adverse effect on us, as described below.

     . Near-Video-On-Demand. Recent advances in direct broadcast satellite and cable technologies may adversely affect public demand for video store rentals. Direct broadcast satellite providers transmit numerous channels of programs by satellite transmission into subscribers' homes. Recently developed technology has presented cable providers with the opportunity to use digital technology to transmit many additional channels of programs over cable lines to subscribers' homes. If direct broadcast satellite and digital cable were to become widely available and accepted, this could cause a smaller number of movies to be rented due to viewers favoring the expanded number of conventional channels and expanded programming offered through these services. In addition, because of this increased availability of channels, direct broadcast satellite and digital cable providers have been able to substantially increase the number and variety of movies they can offer their subscribers on a pay-per-view basis and to provide more frequent and convenient start times for the most popular movies. This is referred to within our industry as "near-video-on-demand." If near-video-on-demand were to become more widely available and accepted, pay-per-view purchases could significantly increase, possibly reducing the public demand for video store rentals. Near-video-on-demand allows the consumer to avoid trips to the video store for rentals and returns of movies, which also eliminates the chance they will incur an extended viewing fee. However, newly released movies are currently made available by the studios for rental prior to being made available on a near-video-on-demand basis, and near-video-on-demand does not allow the consumer to start, stop and rewind the movie. Increases in the size of this pay-per-view market could lead to an earlier distribution window for movies on pay-per-view if the studios perceive this to be a better way to maximize their revenue.

     . Video-On-Demand. Some digital cable providers have begun testing technology designed to transmit movies on demand with interactive capabilities such as start, stop and rewind. This is referred to within our industry as "video-on-demand." Video-on-demand is currently available in certain test markets. Based upon publicly available information, we believe these tests have not been successful. However, if video-on-demand could be profitably provided at a reasonable price and newly released movies were made available at the same time, or before, they were made available to the video stores for rental, it could have a material adverse effect on our operations.

     Our Industry Could Lose A Significant Competitive Advantage if Studios Changed Our Distribution Window. A significant competitive advantage that our industry currently enjoys over most other movie distribution channels except theatrical release is the early timing of our distribution "window" which is exclusive against most other forms of non-theatrical movie distribution, such as pay-per-view, premium television, basic cable and network and syndicated television. The length of the window for movie rental varies, typically ranging from 30 to 90 days. Thereafter, movies are made available to television distribution channels. We could be materially adversely affected if:

     . the release window for video stores ceased to be the first following theatrical release;

     .     the release window for video stores was shortened; or

     . the release window for video stores was no longer as exclusive as it is now.

     We believe that the studios have a significant interest in maintaining a viable home video rental industry. However, the order, length and exclusivity of each window for each distribution channel with respect to any movie is determined solely by the studio releasing the movie.

Our Operating Results Are Subject to Significant Fluctuations

     We have experienced in the past, and may continue to experience in the future, fluctuations in our operating results. We experienced losses from operations of $1,263,000 during the last fiscal year and $912,000 for the quarter ended April 30, 1999. Future operating results may be affected by many factors, including the following:

     . New Stores. The performance of newly opened or acquired stores is unpredictable. Also, we may be subject to large up-front expenses relating to these stores.

     . Appeal of Newly Released Movies. We are highly dependent upon rental revenues from newly released movies. During our last fiscal year, about 90% of our rental revenues were from rentals of newly released movies. The number and consumer appeal of new release titles may significantly affect our operating results.

     . Seasonality. Our industry generally experiences relative revenue declines in April and May, due in part to the change to Daylight Savings Time and to improved weather, and in September and October, due in part to the start of school and introduction of new television programs.

     . Televised Special Events. Televised special events, such as the Olympics and the World Cup, may negatively affect our revenues by reducing video rental demand.

     We can give no assurance that we will have positive earnings in any quarter, or that our earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations.

Our Ability to Obtain and Maintain Sufficient Capital is Subject to Risks

     Our primary long-term capital needs are for opening and acquiring new stores. We expect to fund such needs through cash flows from operations, the net proceeds from the possible sale of debt or equity securities, bank credit facilities, our assumption of others' liabilities, trade credit, and equipment leases. The can be no assurance that financing will be available.

     We currently have a credit facility with BankBoston, N.A. The terms of this credit facility provide for various financial reporting and financial performance covenants that require us to meet or exceed certain ratios on a monthly basis. We requested and were granted a one-time waiver by BankBoston on June 21, 1999 because we did not meet some of the financial covenants as required. There can be no assurance that BankBoston will grant us any similar waiver in the future.

     Our ability to make scheduled payments of principal of, pay interest on, comply with financial covenants relating to, or refinance our indebtedness under the BankBoston credit facility depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors beyond our control. If for any reason, including a shortfall in anticipated operating results, we were unable to meet our debt service obligations or comply with the financial covenants, we would be in default under the terms of the credit facility. In the event of such a default, BankBoston could elect to declare all of our indebtedness under the credit facility immediately due and payable, including accrued and unpaid interest, and could terminate its commitments with respect to funding obligations under the credit facility. In addition, BankBoston could proceed against the collateral securing our indebtedness, which includes substantially all of our assets.

     As of June 18, 1999, the total outstanding balance under the BankBoston credit facility was approximately $23,679,000 and the availability on the credit facility was approximately $10,000.

We Rely on Certain Suppliers

     We purchase or lease approximately 80% of our supply of new release videos from two suppliers, Ingram Entertainment Inc. and Rentrak Corporation. If our relationships with Ingram and Rentrak were terminated, we believe we could readily obtain videocassette and video games from other suppliers at prices and on terms comparable to those available from Ingram or Rentrak. However, there can be no assurance that any replacement supplier would provide service or payment terms as favorable as those provided by Ingram or Rentrak. Failure to obtain comparable service, support or payment terms from an alternative supplier could have a material adverse effect on our financial condition and results of operations.

We Depend on Key Personnel

     Our business and operations are dependent on the continued efforts of Robert Y. Lee, our Chairman of the Board and Chief Executive Officer, and our other executive officers. If any of these individuals become unwilling or unable to continue their employment or association with us, or if we are unable to attract and retain other skilled employees when needed, our business could be materially, adversely affected. We maintain a key person life insurance policy on Mr. Lee.

Our Stock is Volatile

     The trading price of our common stock may fluctuate widely in response to quarter-to-quarter variations in our operating results, announcements regarding acquisitions, financial matters, competitive changes, general industry conditions and other events or factors, including factors such as analysts' expectations, which are beyond our control. The relatively small trading volume in our stock also makes our stock price susceptible to rapid price fluctuations. In recent years and months, broad stock market indices in general, and the securities of "small cap" companies such as Video City in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of our common stock. The sale prices of our common stock have ranged from $0.812 to $2.687 during the period from February 1, 1999 to June 15, 1999.

We Don't Expect to Pay Dividends

     We have never paid cash dividends on our common stock. We anticipate that for the foreseeable future we will retain any earnings for use in our business. The terms of our credit facility with BankBoston Retail Finance, Inc. prohibit us from paying dividends on our common stock without BankBoston's consent.

Our Outstanding Options and Warrants May Adversely Affect the Trading Price of Our Common Stock

     As of January 31, 1999, there were 5,183,651 shares of common stock reserved for issuance upon the exercise of outstanding stock options and warrants at exercise prices ranging from $.10 to $3.04 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership. To the extent the trading price of the common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect to our stockholders.

We May Be Adversely Affected if Our "Year 2000" Remediation Efforts are Unsuccessful

     The year 2000 problem is the result of computer programs written using two digits rather than four digits to define the applicable year. Any of our computer systems that use time-sensitive software programming may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculation or system failure.

     We have completed our assessment of all of our information technology systems, related computer applications, and any embedded systems contained in our buildings, equipment, and other infrastructure and have determined that we are ready for the year 2000. Substantially all of our hardware and software systems have been verified as being Year 2000 compliant.

     We have important and material relationships with a number of vendors and suppliers and have obtained written verification from them that they expect to be Year 2000 compliant in time. However, if our vendors and suppliers are unable to resolve such processing issues in a timely manner, it could result in material financial risk to us.

     Our management has determined that the costs of addressing potential problems are not expected to have a material adverse impact on our financial position, results of operations or cash flows in the future periods. The estimated total costs to address our Year 2000 issues is approximately $25,000, which includes the cost of upgrading software and hardware systems.

     Our most likely worst case scenario would be the failure of our video stores'point of sale system, which keeps track of customer rental transactions. We are developing back-up systems that do not rely on computers in response to this unlikely event.

                                USE OF PROCEEDS

     We will bear the costs and expenses of registering the shares offered by the selling securityholders, which are estimated at $35,000. Other than the exercise of the warrants described herein (to the extent they may be exercised), we will not receive any of the proceeds from the sale of the shares offered by the selling securityholders. The holders of the warrants are not obligated to exercise the warrants, and there can be no assurance that they will choose to do so. If all of the warrants are exercised in full, we will receive $5,757,501 upon exercise.

     The Company intends to use any proceeds it receives from the exercise of warrants for working capital and general corporate purposes.

                            SELLING SECURITYHOLDERS

Selling Securityholder Table

     The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling securityholders on June 15, 1999. To our knowledge, each of the selling securityholders has sole voting and investment power with respect to the shares of common stock shown, subject to applicable community property laws.

                                                   Beneficial Ownership                           Beneficial Ownership
                                                    Before Offering(1)                              After Offering (1)
                                                    ------------------                              ------------------
                                                                                 Number of
                                                   Number of                      Shares          Number of
Selling Securityholder                              Shares       Percent(2)    Being Offered       Shares     Percent(2)
----------------------                              ------       ----------    -------------       ------     ----------
Ingram Entertainment Inc. (3)                    3,243,878(4)       21.2%         1,743,878(5)    1,500,000      10.8%


Mortco, Inc. (6)                                 2,628,444(7)       17.1%         1,438,227(8)    1,190,217       8.5%

Victor J. Cianci (9)                             1,200,000(10)       7.9%         1,200,000(10)         -0-         0%

Evvy R. Cianci (9)                               1,200,000(10)       7.9%         1,200,000(10)         -0-         0%

Stephen C. Lehman (11)                             535,000(11)       3.7%           250,000(12)     285,000       2.0%

Gerald W.B. Weber (13)                             320,000(14)       2.2%           200,000(15)     120,000        *

Michael T. Anderson (16)                            70,000(17)        *             25,000(18)      45,000         *

Ronald L. Collier (19)                              25,000(18)        *              25,000(18)         -0-         0%

Ronald L. Collier (20)                              25,000(18)        *              25,000(18)         -0-         0%

David W. Weber (21)                                 25,000(18)        *              25,000(18)         -0-         0%

Stephen R. Weber (21)                               25,000(18)        *              25,000(18)         -0-         0%

Box Office LLC (22)                                 56,000(23)        *              56,000(23)         -0-         0%

International Video Distributors, LLC (24)       1,300,000(25)       8.5%         1,300,000(25)         -0-         0%

The Value Group, LLC (26)                          343,187(27)       2.4%           333,812(28)       9,375        *

-----------------------

*    Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.
(2) Included as outstanding for this purpose are 13,925,842 shares outstanding on June 15, 1999, plus, in the case of each of these selling securityholders, the shares issuable upon exercise and conversion of the warrants, options and/or shares of convertible preferred stock held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other warrants, convertible preferred stock or other securities held by any other person).
(3)  Ingram Entertainment Inc. is one of our suppliers.
(4) Includes 1,500,000 shares owned outright; a warrant to purchase 404,403 shares from Robert Y. Lee; and warrants to purchase 1,339,475 shares from Video City. ( 5) Includes 1,339,475 shares issuable from Video City upon exercise of warrants and 404,403 shares from Robert Y. Lee upon exercise of warrants.
(6)  Mortco, Inc. is an affiliate of one of our suppliers.
(7) Includes 1,190,217 shares owned outright; 37,500 shares issuable upon conversion of outstanding shares of series AA preferred stock; 666,667 shares issuable upon conversion of outstanding shares of series D convertible redeemable preferred stock; and 734,060 shares issuable upon exercise of warrants.
(8) Includes 37,500 shares issuable upon conversion of outstanding shares of series AA preferred stock; 666,667 shares issuable upon conversion of outstanding shares of series D convertible redeemable preferred stock; and 734,060 shares issuable upon exercise of warrants.
(9) Victor J. Cianci and Evvy R. Cianci are former owners of Videoland, Inc., which we acquired in December 1998.
(10) Includes 1,200,000 shares issuable upon conversion of outstanding shares of series B voting convertible redeemable preferred stock.
(11) Held by Mr. Lehman as trustee of The Lehman Family Trust. Mr. Lehman is a director. Includes 50,000 shares owned outright, 125,000 shares issuable upon conversion of outstanding shares of series AA convertible redeemable preferred stock; 225,000 shares issuable upon exercise of warrants; and 135,000 shares issuable upon exercise of stock options.
(12) Held by Mr. Lehman as trustee of The Lehman Family Trust. Mr. Lehman is a director. Includes 125,000 shares issuable upon conversion of outstanding shares of series AA convertible redeemable preferred stock; and 125,000 shares issuable upon exercise of warrants.
(13) Mr. Weber is a director.
(14) Includes 100,000 shares issuable upon conversion of outstanding shares of series AA convertible redeemable preferred stock; 100,000 shares issuable upon exercise of warrants; and 120,000 shares issuable upon exercise of options.
(15) Includes 100,000 shares issuable upon conversion of outstanding shares of the series AA convertible redeemable preferred stock and 100,000 shares issuable upon exercise of warrants.
(16) Mr. Anderson is a director.
(17) Includes 12,500 shares issuable upon conversion of outstanding shares of the series AA convertible redeemable preferred stock; 12,500 shares issuable upon exercise of warrants; and 45,000 shares issuable upon exercise of options.
(18) Includes 12,500 shares issuable upon conversion of outstanding shares of the series AA convertible redeemable preferred stock and 12,500 shares issuable upon exercise of warrants.

(19) Held by Ronald L. Collier, as trustee of Adam Collier 1984 Trust. Adam Collier is a son of Barry L. Collier, who is a director.
(20) Held by Ronald L. Collier, as trustee of Joshua Collier 1984 Trust. Joshua Collier is a son of Barry L. Collier, who is a director.
(21) David and Stephen Weber are sons of Gerald W.B. Weber, who is a director.
(22) Box Office LLC is owned by James G. Howard, an employee of Video City.
(23) Includes 56,000 shares issuable upon conversion of outstanding shares of the series C convertible redeemable preferred stock.
(24) International Video Distributors, LLC is one of our suppliers.
(25) Includes up to 1,250,000 shares issuable upon conversion of outstanding shares of the series E convertible preferred stock and 50,000 shares issuable upon exercise of warrants.
(26) The Value Group, LLC provides us with investment banking services. John T. Sheehy, one of our directors, is a principal of The Value Group.
(27) Includes 9,375 shares owned outright, 62,500 shares issuable upon conversion of outstanding shares of the series AA convertible redeemable preferred stock, 151,500 shares issuable upon conversion of outstanding shares of the series C convertible redeemable preferred stock, and 119,812 shares of common stock issuable upon exercise of warrants.
(28) Includes 62,500 shares issuable upon conversion of outstanding shares of the series AA convertible redeemable preferred stock, 151,500 shares issuable upon conversion of outstanding shares of the series C convertible redeemable preferred stock, and 119,812 shares of common stock issuable upon exercise of warrants.


                             PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling securityholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling securityholder.

     The common stock covered by this prospectus may be offered for sale from time to time by the selling securityholders to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation (a) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to the Registration Statement of which this prospectus is a part; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, brokers-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the shares of common stock offered hereby, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the shares offered hereby to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any common stock covered by this prospectus that so qualifies may be sold under Rule 144 under the Securities Act.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders in amounts to be negotiated in connection with sales pursuant thereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     We will bear the costs, expenses and fees in connection with the registration of the shares of common stock offered hereby. Commissions, discounts and transfer taxes, if any, attributable to the sales of the common stock will be borne by the selling securityholders. The selling securityholders have agreed or may agree to indemnify the Company or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this Registration Statement, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling securityholders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this prospectus, including liabilities arising under the Securities Act.

     We have informed the selling securityholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of the shares offered hereby and have furnished each of the selling securityholders with a copy of these provisions. We have also advised the selling securityholders of the requirement for delivery of this prospectus in connection with any public sale of the shares.

                        DESCRIPTION OF OUR COMMON STOCK

     Our authorized capital consists of 30,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of preferred stock, $.01 par value.

     As of June 15, 1999, there were 13,925,842 shares of common stock outstanding held by approximately 540 holders of record. Our common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Until February 1, 2000, our common stockholders are entitled to cumulative voting rights with respect to the election of directors. Beginning February 1, 2000, they will not be entitled to these cumulative voting rights, and, as a result, minority stockholders may not be able to elect directors on the basis of their votes alone. Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of legally available funds, after payment of any dividends required on our outstanding preferred stock. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and any payments with respect to the preferred stock. Our common stockholders have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to shares of our common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of our outstanding preferred stock, and may be subject to the rights of the holders of any preferred stock we issue in the future.

     We have appointed Chase Mellon Shareholder Services as the transfer agent and registrar for our common stock.

                                INDEMNIFICATION

     Our Certificate of Incorporation and Bylaws permit us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

     We have entered into indemnity agreements with our directors and executive officers. Pursuant to such indemnity agreements, we have agreed to indemnify each director and executive officer who is a party to the indemnity agreement under certain circumstances in which such person or we are named as a party to a proceeding (as that term is defined).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California. The Troy & Gould firm owns 46,233 shares of our common stock.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

_______________

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The Company estimates that expenses in connection with the distributions described in this Registration Statement will be as set forth below. Such costs and expenses shall be borne by the Company. Any commissions, discounts and transfer taxes, if any, attributable to the sales of the shares being registered hereunder will be borne by the Selling Securityholders.

     SEC registration fee............................................   $ 6,250
     Printing expenses...............................................   $ 3,000
     Accounting fees and expenses....................................   $10,000
     Legal fees and expenses.........................................   $10,000
     Fees and expenses for qualification under state securities laws.   $ 3,000
     Miscellaneous...................................................   $ 2,750
                                                                        -------
          Total                                                         $35,000
                                                                        =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Company's Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

           The Company has entered into indemnity agreements with its directors and executive officers. Pursuant to such indemnity agreements, the Company has agreed to indemnify each director and executive officer who is a party to the indemnity agreement under certain circumstances in which such person or the Company is named as a party to a proceeding (as that term is defined).

ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

     5     Opinion of Troy & Gould Professional Corporation.*

     23.1  Consent of Troy & Gould Professional Corporation (included in Exhibit
           5).*

     23.2  Consent of BDO Seidman, LLP.*

     24    Power of Attorney (included on page II-4 hereof).*

--------------------------
*  Included herewith.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Company hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Torrance, State of California, on June 21, 1999.

                               VIDEO CITY, INC.

                               By: /s/ Robert Y. Lee
                                  ------------------------------------------
                                  Robert Y. Lee
                                  Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Y. Lee and Timothy J. Denari his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                                      Date
---------                    -----                                      ----

/s/ Robert Y. Lee                                                   June 21, 1999
-------------------------   Chairman of the Board and
Robert Y. Lee                   Chief Executive Officer


/s/ Timothy J. Denari
-------------------------   Chief Financial Officer
Timothy J. Denari               (Principal Financial and            June 21, 1999
                                Accounting Officer)

/s/ James Craig Kelly
-------------------------   Director                                June 21, 1999
James Craig Kelly


/s/ David A. Ballstadt
-------------------------   Director                                June 21, 1999
David A. Ballstadt


/s/ Michael T. Anderson
-------------------------   Director                                June 21, 1999
Michael T. Anderson


/s/ Barry L. Collier
-------------------------   Director                                June 21, 1999
Barry L. Collier


/s/ Charles E. Cooke
-------------------------   Director                                June 21, 1999
Charles E. Cooke


-------------------------   Director                                June   , 1999
Stephen C. Lehman


/s/ John T. Sheehy
-------------------------   Director                                June 21, 1999
John T. Sheehy


-------------------------   Director                                June   , 1999
Gerald W.B. Weber

                                 COMMON STOCK


                               VIDEO CITY, INC.


                               8,863,542 SHARES


                                 ____________

                                  PROSPECTUS
                                 ____________



                              ____________, 1999

                                 EXHIBIT INDEX
                                 -------------
 Exhibit
 Number
 -------

  5     Opinion of Troy & Gould Professional Corporation.*

 23.1   Consent of Troy & Gould Professional Corporation (included in Exhibit
        5).*

 23.2   Consent of BDO Seidman, LLP.*

 24     Power of Attorney (included on page II-4 hereof).*



-------------------------------
*  Included herewith.